Exhibit 10.1

SETTLEMENT AND ASSIGNMENT AGREEMENT

by and among

ALEXION PHARMACEUTICALS, INC.

and

OKLAHOMA MEDICAL RESEARCH FOUNDATION

SETTLEMENT AND ASSIGNMENT AGREEMENT

This SETTLEMENT AND ASSIGNMENT AGREEMENT (the “Agreement”), effective as of February 8, 2008 (the “Effective Date”), is by and among Alexion Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“ALEXION”), and Oklahoma Medical Research Foundation (“OMRF”), a not-for-profit corporation organized and existing under the laws of the State of Oklahoma. ALEXION and OMRF are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, OMRF owns certain Patent Rights (as hereinafter defined);

Whereas, OMRF has licensed the Patent Rights to ALEXION (f/k/a UDEC Pharmaceuticals, Inc.) pursuant to a License Agreement dated as of June 19, 1992 (as amended to date, the “License Agreement”);

WHEREAS, OMRF and ALEXION are parties to ongoing litigation in the U.S. District Court for the Northern District of Oklahoma related to the Patent Rights;

WHEREAS, the Parties and their Affiliates now wish to settle, resolve and dispose of completely and fully such litigation and potential related claims, suits, causes or other actions; and

WHEREAS, in connection with and in consideration for this settlement, ALEXION desires to obtain assignment of the Patent Rights upon the terms and conditions set forth herein, and OMRF desires to grant such an assignment, and thereby resolve all disputes between the Parties;

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

“Affiliate” shall mean, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract, or otherwise. “Assignment” shall mean the assignment to Alexion of all right, title and interest in the Patent Rights, as further evidenced by the form of Assignment attached hereto as Exhibit 4.

“Patent Rights” shall mean:

(a)	all patents and patent applications (including provisional and utility applications) covered by the June 19, 1992 License Agreement between the Parties, including but not limited to the patent and patent applications listed in Exhibit 1;

(b)	any new patent or patent application (i.e., not a continuing application) filed after the Effective Date that is owned or licensed by OMRF or its Affiliates and claims priority to any patents or patent applications in clause (a) above;

(c)	divisions, continuations, continuations-in-part (but solely as to claims that encompass subject matter disclosed in the parent application), extensions, supplementary protection certificates, utility models, reexaminations, reissues and renewals of the patents and patent applications in clause (a) and (b) above;

(d)	foreign equivalents of or foreign patents or patent applications that claim priority to any of the patents and patent applications in clauses (a), (b) and (c) above;

(e)	all designs, drawings, technical information and materials (including composition of complement inhibitors and other reagents), know-how, knowledge and other intellectual property, data, specifications, test results, laboratory notebooks and other information (including designs, drawings, technical information and materials, know-how, knowledge and other intellectual property, data, specifications, and test results) relating to the Patent Rights described in (a) – (d) above; and

(f)	patents and applications in the scope of (a) – (e) above, with the exception of the following patents and applications, which are not within the scope of the Patent Rights:

U.S. Application S/N 08/087,007 (U.S. Patent No. 5,705,732)

U.S. Application S/N 08/483,433 (U.S. Patent No. 6,100,443)

U.S. Application S/N 09/566,254 (U.S. Patent No. 6,916,654)

U.S. Application S/N 07/906,394 (Abandoned)

U.S. Application S/N 08/086,549 (Abandoned).

“Territory” shall mean worldwide.

“The Action” shall mean the ongoing litigation in the U.S. District Court for the Northern District of Oklahoma captioned Oklahoma Medical Research Foundation v. Alexion Pharmaceuticals, Inc., No. 07-CV-163 GKF.

“Third Party” shall mean a party other than ALEXION, OMRF, or their respective Affiliates.

“Effective Date” shall mean the date of execution of this Agreement, as set forth above.

“Licensed Process” shall mean any process, method, or procedure which, if not licensed, would infringe an issued claim contained in the Patent Rights or is covered in whole or in part by a pending claim contained in the Patent Rights in the country in which the process is practiced.

“Licensed Product” shall mean any product or part of a product which, if not licensed, would infringe an issued claim contained in the Patent Rights or is covered in whole or in part by a pending claim contained in the Patent Rights in the country in which the product is made, used or sold; is manufactured using a Licensed Process; or, is used in a Licensed Process and has no substantial use except in a Licensed Process.

“Change in Control” shall mean an event whereby any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the equity securities of ALEXION entitled to vote for members of the board of directors on a fully-diluted basis.

“Interest Rate” shall mean 50% of the following total rate: the prime rate (as published in the Money Rates section of the Wall Street Journal (New York edition) plus 1%, per annum.

“Bankruptcy” shall mean an event whereby a person applies for or consents to the appointment of a receiver, trustee, or liquidator of itself or of all or a substantial part of its assets, or admits in writing its inability to pay its debts as they fall due, or makes a general assignment for the benefit of creditors, or is adjudicated a bankrupt or insolvent, or a petition or other proceeding (voluntary or otherwise) is filed by or with respect to such person in which a reorganization or an arrangement with such person’s creditors is sought or by which any creditor of such person or such person itself seeks to take advantage of any insolvency, bankruptcy, reorganization, arrangement, or other similar proceeding.

ARTICLE II

SETTLEMENT

2.1 To resolve the outstanding intellectual property issues between the Parties relating to the subject matter of this Agreement, upon execution and delivery of this Agreement and unless specifically set forth below, no later than two (2) days after the Effective Date, the Parties shall take the following action:

(a) The Parties shall enter into and cause to be filed in The Action, within two (2) days following receipt by OMRF of the First Fee (see Section 4.1), a stipulated order of Administrative Closing, staying all claims, defenses and counterclaims pending between the Parties in The Action, substantially in the form attached hereto as Exhibit 2 (the “Stipulated Order of Administrative Closing”). If the Court does not grant the Stipulated Order of Administrative Closing substantially in the form attached hereto as Exhibit 2, the Parties agree to meet and confer in good faith and use their best efforts to reach an amicable resolution consistent with the requirements of the Court. The Parties agree that this Agreement shall not be filed with the court presiding over The Action unless the court so requires. If this Agreement is to be filed in the court, the Parties agree that it shall be filed under seal, unless otherwise ordered by the court.

(b) The Parties shall enter into and cause to be filed in The Action, within ten (10) days following receipt by OMRF of the Settlement Amount (see Section 4.1), a stipulated order of dismissal dismissing all claims, defenses and counterclaims pending between the Parties in The Action with prejudice as to all claims, substantially in the form attached hereto as Exhibit 3 (the “Stipulated Order of Dismissal”) with each Party agreeing to assume its own costs and expenses, including attorneys fees, in connection with The Action. If the Court does not grant the Stipulated Order of Dismissal substantially in the form attached hereto as Exhibit 3, the Parties agree to meet and confer in good faith and use their best efforts to reach an amicable resolution consistent with the requirements of the Court. The Parties agree that this Agreement shall not be filed with the court presiding over The Action unless the court so requires. If this Agreement is to be filed in the court, the Parties agree that it shall be filed under seal, unless otherwise ordered by the court.

ARTICLE III

LICENSE AND ASSIGNMENT

3.1 License Agreement — Termination. The Parties hereby terminate the License Agreement upon payment of the First Fee, provided in Section 4.1(a)(i), and release each other from any and all claims and obligations arising under the License Agreement before the date of such termination. To the extent that Yale University or any other third party claims any rights under the License Agreement, OMRF agrees to release and indemnify Alexion from any joint or several liability that may exist.

3.2 New License. OMRF hereby grants ALEXION an exclusive, royalty-free, sublicensable worldwide license to the Patent Rights to research, develop, make, use, practice, market, sell, and commercialize Licensed Products and Licensed Processes (the “New License”). The term of such license shall expire immediately upon the earlier of (i) the date of the Assignment pursuant to Section 3.3, or (ii) default by ALEXION of its payment obligations under Section 4.1. For the avoidance of doubt, during the term of the New License, OMRF agrees that OMRF or any OMRF Affiliate shall not sue ALEXION or any ALEXION Affiliate for infringement of the Patent Rights as a result of ALEXION or any ALEXION Affiliate making, using, selling, offering for sale, or importing any Licensed Products or Licensed Processes in the Territory.

3.3 Assignment. Subject to the terms and conditions of this Agreement, OMRF hereby agrees to assign all rights, titles and interests in the Patent Rights to ALEXION immediately upon payment in full of the Settlement Amount (see 4.1(a)), together with any interest owed thereon pursuant to Section 4.1(b). Such Assignment shall be effective immediately upon Alexion’s payment of the Settlement Amount (“Assignment Date”), and shall be memorialized by the parties in a form substantially similar to the Assignment set forth as Exhibit 4. OMRF agrees to cooperate with ALEXION to ensure the Assignment is effective and properly filed with the United States Patent and Trademark Office. OMRF agrees that within 10 days of the Assignment Date, OMRF will transfer to ALEXION all prosecution files concerning the Patent Rights. Alexion acknowledges that the federal government may retain certain rights pursuant to 37 CFR 401.

3.4 Promptly upon execution of this Agreement, OMRF shall seek the consent of the National Institute of Health (“NIH”) to the Assignment. If as of July 1, 2009, NIH has failed to consent in writing to the Assignment, and provided that ALEXION pays the Settlement Amount in full with interest in accordance with Section 4.1, OMRF shall promptly enter into a written License Agreement that continues the New License in effect for perpetuity and also includes any and all provisions that Alexion reasonably requests in good faith. Such written License Agreement shall, among other things, include provisions to put ALEXION in a position vis a vis the Patent Rights that are as close as possible to make the New License equivalent to an assignment of the Patent Rights (e.g., consent by OMRF to cooperate and sign any documents reasonably requested by ALEXION regarding the prosecution, maintenance, enforcement and sublicensing of the Patent Rights or assignment of the New License, without further consideration to OMRF and with choice of law and venue determined by ALEXION). Under such circumstances, the total Settlement Amount shall be reduced by $275,000 as further described in Section 4.1.

3.5 No Implied Rights. No right or license is granted by implication, estoppel, or otherwise to any know-how, patent, or other intellectual property right owned or controlled by OMRF or its Affiliates other than as expressly provided in this Agreement.

ARTICLE IV

PAYMENTS AND ROYALTIES

4.1 Fees.

(a) In consideration for the license granted to ALEXION by OMRF under Section 3.2, the Assignment to be made by OMRF pursuant to Section 3.3, and the Parties’ fulfillment of their other obligations and undertakings under this Agreement, and subject to the provisions of Section 3.3, ALEXION shall pay to OMRF $10,000,000 (the “Settlement Amount”), plus interest in accordance with Section 4(b), if any, in the following manner:

(i)	within ten (10) days after the Effective Date, ALEXION shall make a cash payment by wire transfer to OMRF of at least $3,000,000 (the “First Fee”);

(ii)	subject to Section 4.1(b) and provided the Settlement Amount has not been paid in full, on or before December 31, 2008, ALEXION shall make one or more cash payments by wire transfer to OMRF in an amount equal to at least $7,500,000 minus the First Fee actually paid by ALEXION pursuant to Section 4.1(a)(i) (the “Second Fee”); and

(iii)	subject to Section 4.1(b) and provided the Settlement Amount has not been paid in full, on or before July 1, 2009, ALEXION shall make one or more cash payments by wire transfer to OMRF in an amount equal to at least $10,000,000 minus the First Fee and the Second Fee actually paid by ALEXION pursuant to Section 4.1(a)(i) and (ii) respectively (the “Third Fee”); provided further that the Third Fee will be reduced by $275,000 in the event that NIH fails to consent in writing to the Assignment as of July 1, 2009.

The Parties acknowledge that ALEXION may pay the Settlement Amount in full at any time prior to July 1, 2009, subject to Section 4.1(b), provided however that this will not impact OMRF’s right to continue to seek NIH approval for the assignment through July 1, 2009 and its right to the full Settlement Amount, as provided for in section 4.1(a).

(b) If ALEXION pays the Second Fee and the Third Fee on a date after the date of payment of the First Fee (the “First Fee Payment Date”), Alexion agrees to execute the Promissory Note in the form attached hereto at Exhibit 5, with interest accruing on such unpaid amount commencing on the First Fee Payment Date through and until the date such portion of the Settlement Amount is paid, at the Interest Rate. ALEXION shall pay OMRF by wire transfer accrued interest on any unpaid portion of the Settlement Fee simultaneous with payment of each portion of the Second Fee and the Third Fee. Interest owed hereunder shall be calculated on the basis of the actual number of days elapsed in the period for which the calculation is being made, based upon a 365 or 366-day year.

(c) In the event of a Change in Control of ALEXION or a Bankruptcy of ALEXION, and provided the licensing rights granted hereunder have not terminated, any unpaid sums of the First Fee, Second Fee, and Third Fee shall become immediately due and payable to OMRF upon consummation of such Change in Control or Bankruptcy.

4.2 Default. If ALEXION does not pay the First Fee, the Second Fee or the Third Fee within sixty (60) days after OMRF delivers written notice to ALEXION that such payment is overdue under Section 4.1(a), then OMRF may terminate this Agreement and upon ALEXION’s receipt of written notice of termination, the Patent Rights shall revert to OMRF, ALEXION’s licensing rights hereunder (including without limitation the New License) shall terminate, this Agreement shall terminate, and the 1992 License Agreement shall be reinstated. OMRF shall be entitled to keep all payments received under this Agreement even if Alexion is in default and the Patent Rights revert back to OMRF due to said default.

4.3 Tax Withholding. Alexion shall deduct all taxes from payments hereunder that are required to be withheld pursuant to applicable law or regulations. ALEXION shall (i) promptly notify OMRF of any such requirement for withholding tax, (ii) remit such amount to the proper tax authorities and (iii) provide OMRF with the necessary tax receipts in a timely manner.

ARTICLE V

CONFIDENTIALITY/PRESS RELEASES

5.1 Press Releases. Neither Party shall issue a press release or other public announcement concerning this settlement until execution of this Agreement. The Parties will either issue a mutual press release or coordinate the timing of separate press releases. OMRF may, in its publications and presentations, state that OMRF scientists have made significant contributions to the development of Soliris®.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

6.1 OMRF Representations and Warranties. OMRF hereby represents and warrants to ALEXION that:

(a) it has the full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement (including without limitation full assignment of the Patent Rights), and this Agreement has been duly executed and constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions;

(b) the execution and performance by it of its obligations hereunder does not and will not constitute a material breach of, or materially conflict with, any agreement or arrangement by which it is bound, and that it will not enter into any agreement which materially conflicts with the terms hereof;

(c) it owns the full right, title and interest to the Patent Rights without obligation to any other person;

(d) OMRF does not own or control any patents or patent applications (excluding any Patent Rights) that cover or would be infringed by Alexion’s manufacture, use, sale, offer for sale or commercialization of Soliris®; and

(e) Notwithstanding the foregoing, ALEXION acknowledges that OMRF’s ability to assign the Patent Rights is subject to consent of NIH pursuant to 35 U.S.C. 202(c)(7), and OMRF warrants that it will utilize its best efforts to acquire such consent as promptly as reasonably possible.

6.2 ALEXION Representations and Warranties. ALEXION hereby represents and warrants to OMRF that:

(a) it has the full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement, and this Agreement has been duly executed and constitutes a valid, binding and enforceable agreement in accordance with its terms and conditions; and

(b) the execution and performance by it of its obligations hereunder does not and will not constitute a material breach of, or materially conflict with, any agreement or arrangement by which it is bound, and that it will not enter into any agreement which materially conflicts with the terms hereof.

6.3 OMRF Indemnification.

(a) OMRF hereby agrees to defend, hold harmless and indemnify ALEXION, its Affiliates, and their agents, directors, officers and employees from and against any and all Third Party suits, claims, actions, demands, liabilities, costs, damages, fees, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Third Party Claims”), resulting from a breach by OMRF of any of the provisions of this Agreement.

(b) OMRF hereby agrees to defend, hold harmless and indemnify ALEXION, its Affiliates, and their agents, directors, officers and employees from and against any and all Third Party suits, claims, actions, demands, liabilities, costs, damages, fees, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Third Party Claims”), including without limitation Third Party Claims by Yale University, Peter J. Sims or Therese Wiedmer alleging an interest in the Patent Rights, the License Agreement, or any payments made pursuant to this Agreement.

6.4 ALEXION Indemnification. ALEXION hereby agrees to defend, hold harmless and indemnify OMRF, its Affiliates, and their agents, directors, officers and employees from and against any and all Third Party suits, claims, actions, demands, liabilities, costs, damages, fees, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Third Party Claims”), resulting from (a) a breach by ALEXION of any of the provisions of this Agreement, or (b) the manufacture, use, sale, importation or exportation of Licensed Product by or on behalf of ALEXION or its Affiliates, its partners or sublicensees, including, without limitation, product liability or other claims.

6.5 Limitation of Liability. Except for obligations under sections 6.3 and 6.4, in no event shall either Party, its directors, officers, employees, agents or affiliates be liable to the other Party for any indirect, incidental, special, exemplary or consequential damages, whether based upon a claim or action or contract, warranty, negligence, strict liability or other tort, or otherwise, arising out of this agreement.

6.6 Limited Warranty. Except for the warranties provided by OMRF in section 6.1 and ALEXION in section 6.2, each party disclaims all other warranties, express or implied, and specifically, without limitation, any warranty of merchantability or fitness for a particular purpose.

ARTICLE VII

INTELLECTUAL PROPERTY PROVISIONS

7.1 Opposition, Reexamination and Reissue. OMRF shall notify ALEXION, within ten (10) days of learning of, and in any case, where reasonably possible prior to public disclosure of, any request for, or filing or declaration of, any litigation, interference, opposition, reexamination, or the foreign equivalent of any of the foregoing involving the Patent Rights. OMRF represents that it is not aware of any such litigation, interference, opposition or reexamination, other than The Action.

7.2 Enforcement and Defense. Each Party shall notify the other of any claim of infringement, invalidity or unenforceability, or any certification which it has received pursuant to 21 U.S.C. §§ 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or the foreign equivalent thereof relating to a Licensed Product or Licensed Process and shall provide the other with a copy of such claims or certifications within five (5) days of receipt. ALEXION shall have the first option but not the obligation to prosecute any such action filed with regard to Licensed Products and Licensed Processes. OMRF shall cooperate fully at ALEXION’s request and at ALEXION’s expense in any such action, including consenting to being joined as a party if necessary in any such action.

7.3 Maintenance of Patents. Until assignment of the Patent Rights pursuant to Section 3.3 or entry into the written license agreement described in Section 3.3, OMRF shall at its cost maintain the Patent Rights.

ARTICLE VIII

TERM AND TERMINATION

8.1	Term. This Agreement shall be effective as of the Effective Date.

8.2 Survivals. Termination of this Agreement shall not relieve either Party of any obligation of such Party accrued prior to such termination hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Assignment. Except as otherwise expressly provided below, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; except that either

Party may, without the prior written consent of the other Party, assign this Agreement and such Party’s rights and obligations hereunder to its successor in interest in connection with the transfer or sale of all or substantially all of such Party’s assets or the business to which this Agreement relates, or in the event of its merger, acquisition, consolidation, change in control or similar transaction, or to an Affiliate. Any permitted assignee shall assume all obligations of its assignor under this Agreement except as otherwise provided herein.

10.2 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by law: (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) the Parties shall use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of such provision(s) in this Agreement.

10.3 Notices. All notices or other communications which are required or permitted hereunder, shall be in writing and addressed as follows:

If to OMRF, to:

Attention:

Oklahoma Medical Research Foundation

755 Research Parkway, Suite 410

Oklahoma City, OK 73104

Attention: General Counsel

With a copy to:

Kilpatrick Stockton

Suite 2800

1100 Peachtree Street

Atlanta, Georgia 30309-4530

Attn: Susan A. Cahoon, Esq.

If to ALEXION, to:

Alexion Pharmaceuticals, Inc.

352 Knotter Drive

Cheshire, CT 06410

Attention: Senior Vice President and General Counsel

with a copy to:

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10022

Attention: Gerald J. Flattmann, Jr., Esq.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing, with confirmation by e-mail to counsel for the Parties (respectively OMRF counsel Susan A. Cahoon, Esq. (scahoon@kilpatrickstockton.com) and Alexion counsel Gerald J. Flattmann, Jr. (gflattmann@kirkland.com)) in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered, on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail, postage prepaid, return receipt requested.

10.4 Applicable Law. This Agreement and all claims related to it, its execution or the performance of the parties under it, shall be construed and governed in all respects according to the laws of the State of Oklahoma. The Parties hereby consent to the exclusive jurisdiction of the United States District Court for the Northern District of Oklahoma and agree that any disputes related hereto shall be adjudicated therein.

10.5 Entire Agreement. This Agreement together with Exhibits 1 through 5 contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

10.6 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

10.7 Independent Contractors. It is expressly agreed that OMRF and ALEXION shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither OMRF nor ALEXION shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party.

10.8 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall have the same effect as originals.

10.10 No Implied Covenants. The Parties have entered into this Agreement in reliance only upon the covenants and agreements made by each to the other herein and no promises or inducements not herein expressed have been made to any party or have caused any party to enter into this settlement and Agreement. Further, the parties agree that they have not been influenced to any extent whatsoever in making this settlement and Agreement by any representative or representation, or statements regarding the issues in this matter, or as to any other matters made by the other party or by any person or entities representing them. The parties also represent that each has been represented by counsel throughout these proceedings and have received the advice and assistance of their respective counsel regarding this Agreement.

10.11 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.12 Section 365(n) of the Bankruptcy Code. All licenses granted under this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

10.13 Amendment. No amendment, modification, or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

10.14 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give to any Third Party any rights or remedies by reason of this Agreement. Except as otherwise expressly provided in this Agreement, there are no intended Third Party beneficiaries under or by reason of this Agreement.

10.15 No Admissions. This Agreement is not an admission of liability by either Party as to any claim of the Action.

***

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

OKLAHOMA MEDICAL RESEARCH FOUNDATION

By:	/s/ Stephen M. Prescott
Name: Title:	Stephen M. Prescott President

ALEXION PHARACEUTICALS, INC.

By:	/s/ Leonard Bell
Name: Title:	L. Bell CEO

Exhibits Omitted